EXHIBIT 5.1

October 9, 2007

North American Technologies Group, Inc.

429 Memory Lane

Marshall Texas 75672

Re: Registration Statement on Form S-8

Gentlemen:

I am General Counsel to North American Technologies Group, Inc., a Delaware corporation (the “Company”), in connection with the filing of this Registration Statement on Form S-8 (Registration No. 333-            ) relating to the registration under the Securities Act of 1933 (the “Act”) of the sale of 109,000 shares of Common Stock, par value $.001 per share (the “Common Stock”), of the Company to be offered and sold by the Company. Such Registration Statement, including any registration statement related thereto and filed pursuant to Rule 462(b) under the Securities Act, is herein referred to as the “Statement.”

I have reviewed and am familiar with such corporate proceedings and other matters as I have deemed necessary for this opinion. Based upon the foregoing, I am of the opinion that the shares of Common Stock to be offered and sold by the Company pursuant to the Statement have been duly authorized and will be, when issued pursuant to the Stock Compensation Plan for Neal Kaufman dated October 6, 2006, legally issued and fully paid and nonassessable.

This opinion is limited to matters governed by the General Corporation Law of the State of Delaware, including the statutory provisions of the General Corporation Law of the State of Delaware and also all applicable provisions of the Delaware Constitution and reported decisions interpreting the General Corporation Law of the State of Delaware and the Delaware Constitution.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Joe B. Dorman
Joe B. Dorman, General Counsel